Exhibit 10.25
BridgeBio Pharma, Inc.
Amended and Restated Director Compensation Policy
Effective Date: December 11, 2025
The purpose of this Amended and Restated Director Compensation Policy (this “Policy”) of BridgeBio Pharma, Inc., a Delaware corporation (the “Company”), is to provide a total compensation package that enables the Company to attract, retain and motivate on a long-term basis, high-caliber directors and the type of qualified individuals who it believes are necessary and desirable to serve on the Company’s Board of Directors and its committees and to work in the best interests of the Company and its stockholders. This Policy will become effective as of December 11, 2025 (the “Effective Date”) and will remain in effect until amended or terminated by the Board of Directors of the Company. In furtherance of the purpose stated above, all members of the Company’s Board of Directors who are not serving as the Chief Executive Officer of the Company (“Outside Directors”) shall be paid compensation for services provided to the Company as set forth below:
I. Cash Retainers
Annual Retainer for Board Membership: $50,000 for general availability and participation in meetings and conference calls of the Board of Directors. No additional compensation will be paid for attending individual Board meetings, serving on committees of the Board of Directors or attending committee meetings.
All cash retainers will be paid quarterly, in arrears, or upon the earlier resignation or removal of the Outside Director. Cash retainers owing to Outside Directors shall be annualized, meaning that with respect to directors who join the Board of Directors during the calendar year, such amounts shall be pro-rated based on the number of calendar days served by such director.
II. Equity Retainers
All grants of equity retainer awards to Outside Directors pursuant to this Policy will be automatic and nondiscretionary and will be made in accordance with the following provisions:
(a)Value. For purposes of this Policy, “Value” means with respect to (i) any award of stock options the grant date fair value of the option (i.e., Black-Scholes Value) determined in accordance with the reasonable assumptions and methodologies employed by the Company for calculating the fair value of options under ASC 718 (or any successor provision); and (ii) any award of restricted stock and restricted stock units the product of (A) the closing price of a share of the Company’s common stock on the date of grant (and in all events calculated consistent with calculating the fair value of stock awards under ASC 718 or its successor provision), and (B) the aggregate number of shares pursuant to such award.
(b)Revisions. The Compensation Committee in its discretion may change and otherwise revise the terms of awards to be granted under this Policy, including, without limitation, the number of shares subject thereto, for awards of the same or

(c)different type granted on or after the date the Compensation Committee determines to make any such change or revision.
(d)Sale Event Acceleration. In the event of a Sale Event (as defined in the Company’s 2019 Stock Option and Incentive Plan (as amended and/or restated from time to time, the “2019 Plan”)), the equity retainer awards granted to Outside Directors pursuant to this Policy shall become 100% vested and exercisable.
(e)Initial Grant. Upon initial election to the Board of Directors, each Outside Director will receive (i) an initial, one-time grant of a non-statutory stock option (“Initial Stock Option”) with a Value of $345,000, with an exercise price per share equal to the closing price of a share of the Company’s common stock on the date of grant and a term of ten years; and (ii) a grant of restricted stock units (“Initial RSU Grant”) with a Value of $345,000, each of which will vest in three equal annual installments over three years, the Initial Stock Option together with the Initial RSU Grant (“Initial Grant”); provided, however, that all vesting ceases if the director resigns from the Company’s Board of Directors or otherwise ceases to serve as a director, unless the Board of Directors determines that the circumstances warrant continuation of vesting.
(f)Annual Grant. On the date of the Company’s Annual Meeting of Stockholders, each Outside Director who will continue as a member of the Board of Directors following such Annual Meeting of Stockholders and who has not received the Initial Grant in the same calendar year as such Annual Meeting will receive (i) a grant of a non-statutory stock option on the date of such Annual Meeting with a Value of $230,000, with an exercise price per share equal to the closing price of a share of the Company’s common stock on the date of grant and a term of ten years, and (ii) a grant of restricted stock units on the date of such Annual Meeting with a Value of $230,000, each of which will vest in full on the one year anniversary of the grant; provided, however, that all vesting ceases if the director resigns from the Company’s Board of Directors or otherwise ceases to serve as a director, unless the Board of Directors determines that the circumstances warrant continuation of vesting.
III. Expenses
The Company will reimburse all reasonable out-of-pocket expenses incurred by Outside Directors for their attendance at meetings of the Board of Directors or any Committee thereof.
IV. Maximum Annual Compensation
The aggregate amount of compensation, including both equity compensation and cash compensation, (i) awarded to any Outside Director in any calendar year shall not exceed $1,250,000 (or such other limits as may be set forth in Section 3(b) of the 2019 Plan or any similar provision of a successor plan), and (ii) awarded to any Outside Director in any calendar year subsequent to the calendar year in which such Outside Director was first elected to the Board of Directors will not exceed $600,000 (in each case, or such other limit as may be set forth in any successor to the 2019 Plan) (each of the foregoing, a “Maximum Annual Compensation Limit”). For this purpose, the “amount” of equity compensation paid in a calendar year shall be determined based on the grant date fair value thereof, as determined in accordance with ASC 718 or its successor provision, but excluding the impact of estimated forfeitures related to service-based vesting conditions.
V. Amendment
This Policy may be amended, revised or terminated by the Board of Directors at any time in its sole discretion; provided, however that the Maximum Annual Compensation Limits may not be increased without the approval of the Company’s stockholders.